BINDLEY WESTERN INDUSTRIES, INC.



              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD MAY 19, 1994





       The annual meeting of shareholders of Bindley Western Industries, Inc. will be held at the Conference Center, 10333
  North Meridian Street, Indianapolis, Indiana, on Thursday, May 19, 1994, at 9:00 a.m., Indianapolis time, for the following purposes:

       (1) To elect ten directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified;

       (2) To approve or disapprove proposed amendments to the Company's stock option plans, including an amendment to the Company's 1993 Stock Option and Incentive Plan increasing from 1,000,000 to 1,500,000 the number of shares of the Company's Common Stock subject to issuance under the plan;

       (3)  To approve  or  disapprove the  appointment of  Price
  Waterhouse as auditors for the Company for 1994; and

       (4) To transact such other business as may come before the meeting.

       All shareholders of record at the close of business on April 8, 1994, will be eligible to vote.

       It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.







                                   Michael      D.     McCormick,
  Secretary

                (ANNUAL REPORT CONCURRENTLY MAILED)

                  BINDLEY WESTERN INDUSTRIES, INC.


                       4212 West 71st Street
                    Indianapolis, Indiana 46268


                          PROXY STATEMENT


                   Annual Meeting of Shareholders
                            May 19, 1994



     This statement is being furnished to shareholders on or about April 13, 1994, in connection with a solicitation by the Board of Directors of Bindley Western Industries, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 9:00 a.m., Indianapolis time, Thursday, May 19, 1994, at the Conference Center, 10333 North Meridian Street, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice.

     At the close of business on April 8, 1994, the record date for the meeting, there were 10,784,643 shares of Common Stock of the Company outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for Proposals 2 and 3. Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of Proposal 2 is subject to the affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote on the matter. Approval of Proposal 3 is subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to Proposal 2, broker non-votes will have no effect, but an abstention would have the same effect as a vote against such proposal. With respect to Proposals 1 and 3, neither broker non-votes nor abstentions on such proposals will affect the determination of whether such proposals will be approved.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The Company intends to retain Corporate Investor Communications ("CIC") to assist in the solicitation of proxies. CIC may contact various shareholders by telephone to solicit the return of their proxies. The fee to be paid to CIC is not expected to exceed $20,000. The cost of this solicitation of proxies will be borne by the Company.

                       ELECTION OF DIRECTORS

  Nominees

     Ten directors are to be elected at the meeting, each to hold office for a term of one year and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified below. Other than Seth B. Harris, each of the nominees for director is presently a director. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person.

     Unless otherwise indicated in a footnote to the following table, the principal occupation of each nominee has been the same for the last five years, and such nominee possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by such nominee. William E. Bindley is the father of William F. Bindley II.

                                                           Shares
                                                                       BeneficiallyPercent
                               Present                                 Owned on  of Class
                               Principal                      Director January 31,(if more
  Name                     Age Occupation                     Since    1994      than 1%)

  William E. Bindley (1)   53  Chairman of the Board and      1970     3,055,676(2) 28.4%
                               President of the Company

  Robert L. Koch II (3)    55  President, George Koch         1987         9,068(4)(5) --
                               Sons, Inc. (manufacturer of
                               industrial painting systems)

  James K. Risk III (6)    52  President, Kirby Risk Supply   1987         6,817(7)    --
                               Company, Inc. (electrical
                               supply company)

  K. Clay Smith  (8)       56  President, Underwood           1983         6,000(9)    --
                               Machinery Transport, Inc.
                               (transportation company)

  J. Timothy McGinley      53  President, H.M.I., Inc.        1987         7,500(9)    --
                               (real estate investment
                                company)

  Michael D. McCormick     46  Executive Vice President,      1990     174,491(2)(10)1.7%


                                                 -5-






                               General Counsel and
                               Secretary of the Company


  William F. Bindley II    32  President, Heartland           1990      42,425(11)     --
                               Films, Inc. (motion picture
                               production company)

  Thomas J. Salentine      54  Executive Vice President,      1990     227,317(2)(12)2.0%
                               Chief Financial Officer and
                               Treasurer of the Company

  Keith W. Burks           36  Executive Vice President       1993     127,500(2)(13)1.2%
                               of the Company

  Seth B. Harris           54  Retired Chairman of the Board  ---        2,000         --
                               and President of Harris Wholesale
                               (wholesale pharmaceutical
                               distribution company)

  __________

  (1)  Mr. Bindley also serves on the Board of Directors  of Shoe
       Carnival, Inc., a shoe retailer.

  (2) Does not include shares of the Company's Common Stock subject to options which are not presently exercisable.

  (3)  Mr.  Koch also  serves on  the Board  of Directors  of CNB
       Bancshares,  Inc., a  bank  holding company  and  Southern
       Indiana Gas and Electric Company, a public utility.

  (4) Includes presently exercisable options to purchase 2,000 shares granted under the Company's Outside Directors
       Stock Option Plan.

  (5) Mr. Koch shares voting and dispositive power with respect to 6,068 of such shares with his wife or children.

  (6)  Mr.  Risk also  serves on the Board  of Directors of Marsh
       Supermarkets, Inc., a retail grocery chain.

  (7) Mr. Risk shares voting and dispositive power with respect to 681 of such shares with his wife or children. Includes presently exercisable options to purchase 3,000 shares granted under the Company's Outside Directors Stock Option Plan.

  (8)  Mr.  Smith also serves on  the Board of Directors of Marsh
       Supermarkets, Inc.

  (9)  Includes   presently   exercisable  options   to  purchase
       3,000 shares   granted   under   the   Company's   Outside


                                         -6-






       Directors Stock Option Plan.

  (10) Includes presently exercisable  stock options  to purchase
       169,500 shares granted by the Company.

  (11) Mr. W.F. Bindley II shares voting and dispositive power with respect to 12,825 of such shares with his spouse or minor child. Includes presently exercisable options to purchase 3,000 shares granted under the Company's Outside Directors Stock Option Plan.

  (12) Includes presently exercisable  stock options  to purchase
       209,000 shares granted by the Company.

  (13) Includes presently exercisable  stock options  to purchase
       124,500 shares granted by the Company.

       The Board of Directors recommends a vote FOR each of the nominees listed above.

  Meetings and Committees

       During 1993, the Board of Directors of the Company held five meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and each committee on which he served. The Board of Directors does not have a nominating committee. During 1992, the Company had a Stock Option Committee consisting of Messrs. W.E. Bindley, Koch and Risk. The Stock Option Committee administered the 1987 Stock Option and Incentive Plan of the Company and determined all grants thereunder. On October 23, 1992, the Board of Directors created a Compensation Committee consisting of Messrs. Koch, McGinley, Risk and Smith. The primary function of the Compensation Committee is to establish compensation policies and compensation for the Company's executive officers. On March 18, 1993, the Compensation Committee was redesignated as the Compensation and Stock Option Committee and it now administers all executive compensation and stock option plans of the Company.

       The Board of Directors of the Company has an Audit Committee, the current members of which are Messrs. W.E. Bindley, Koch and Smith. The function of the Audit Committee is to meet with the independent accountants of the Company, to review the audit plan for the Company, to review the annual audit of the Company with the accountants together with any other reports or recommendations made by the accountants, to recommend whether the accountants should be continued as auditors for the Company and, if others are to be selected, to recommend those to be selected, to meet with the chief accounting officer for the Company and to review with him and the accountants for the Company the adequacy of the Company's internal controls, and to perform such other duties as shall be delegated to the Audit Committee by the Board of Directors.

  Section 16(a) Reporting

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of Common Stock, to file reports of ownership with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten-percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

       Based  solely  on  its  review  of copies  of  such  forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1993, except for one Form 4 filed deliquently by William F. Bindley II, all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were complied with.

         COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  Summary Compensation Table

       The following table sets forth certain information regarding compensation paid during each of the Company's last three years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during 1993:

                         Summary Compensation Table

                                                Annual CompensationL o n g
  Term Compensation
                                                                   Awards

  Name and Principal                                             O t h e r
  Annual              All Other
      Position            Year                  Salary
  Bonus(1)            Compensation (2)    Compensation (4)


  William E. Bindley     1993 $514,400       $165,000  $3.925 (5)148,000
  $57,010 (6)
  Chairman, Chief        1992  486,000        165,000       0 32,592
  Executive Officer      1991  450,000        115,000
  and President

  Thomas J. Salentine    1993 $146,600       $168,000  $13,637 (7)60,000
  $20,690 (8)
  Executive Vice         1992  135,000        165,000   15,07560,000 21,459
  President and Chief    1991  122,280        115,000        28,000
  Financial Officer

  Michael D.             1993         $143,100         $165,000$14,162 (7)
  60,000                 $19,678 (9)
  McCormick,             1992  135,000        165,000   15,07560,000 19,785
  Executive Vice         1991  122,280        115,000        28,000
  President, General
  Counsel and Secretary

  Keith W. Burks         1993 $119,200       $150,000  $12,500 (7)60,000
  $19,309 (10)
  Executive Vice         1992  105,000        140,000   15,07560,000 19,187
  President              1991   87,750         90,000        28,000

  Geroge E. Maloof,      1993 $153,090             $0       $0  --- $16,548
  (11)
  Senior Vice            1992  149,000         72,000        030,000 22,517
  President              1991  134,808         60,000        17,000


                                         -9-






     (1) Reflects bonus earned during the specified year, which bonuses at times have been paid in the following year.

     (2) Disclosure of Other Annual Compensation is not required for 1991.

     (3) Options to acquire shares of Common Stock. The Company has no SAR plan and has never granted restricted stock awards.

     (4) Disclosure of All Other Compensation is not required for 1991.

     (5)  Represents an auto allowance of $3,925.

     (6) Consists of $18,867 in Company contributions to the Company's profit sharing plan, $11,133 in Company contributions under Mr. Bindley's deferred compensation arrangement described on page 8, $25,258 related to the split-dollar life insurance plan described on page 9 and $1,752 in premiums for the officers' life insurance policy.

     (7) Amounts indicated, in each case, represent an auto allowance of $4,800 and the balance representing a gift from William E. Bindley of Common Stock of the Company.

     (8) Consists of $18,867 in Company contributions to the Company's profit sharing plan and $1,823 in premiums for the officers' life insurance policy.

     (9) Consists of $18,867 in Company contributions to the Company's profit sharing plan and $811 in premiums for the officers' life insurance policy.

     (10) Consists of $18,867 in Company contributions to the Company's profit sharing plan and $442 in premiums for the officers' life insurance policy.

     (11) Consists of $13,496 in Company contributions to the Company's profit sharing plan and $3,052 in premiums for the officers' life insurance policy.

     The Company does not have any employment agreements with its executive officers.

  Compensation of Directors

     During 1993, the Company paid directors who are not employees of the Company an annual retainer of $12,000 and a fee of $1,000 for each committee meeting or special meeting of the Board of Directors attended. Directors who are full-time employees do not receive any additional compensation for serving as directors or for attending meetings, but all directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings.

     On March 29, 1991, the Board of Directors adopted, subject to shareholder approval, an Outside Directors Stock Option Plan (the "Directors Plan"). The shareholders approved the
  Directors Plan at the 1991 annual meeting. Pursuant to the Directors Plan, each Eligible Director is automatically granted an option to purchase 1,000 shares of common stock on June 1 of each year beginning 1991. The option price per share is 85% of the fair market value of one share of Common Stock on the date of grant. The option becomes exercisable six months following the date of grant and expires ten years following the date of grant. Options may be exercised by the holder only if he has been in continuous service on the Board of Directors at all times since the grant of the option. If all nominees are elected, there will be six Eligible Directors - Messrs. Koch, Risk, Smith, McGinley, Harris and W.F. Bindley. The Eligible Directors are not eligible for grants or awards under any other stock, bonus or benefit plan of the Company.

  Profit Sharing Plan

     The Company and its subsidiaries maintain a qualified profit sharing plan ("Profit Sharing Plan") for eligible employees of the Company and its subsidiaries. All employees are generally eligible to participate in the Profit Sharing Plan as of the first January 1 or July 1 after having completed at least one year of service (as defined in the Profit Sharing Plan) and having reached age 21.

     The annual contribution of the Company and its subsidiaries to the Profit Sharing Plan is the lesser of (i) the total "Formula Contributions" for the year of those Participants who are employed on the last day of the year or (ii) 10% of consolidated net income for the year, limited by the amount deductible for federal income tax purposes. A Participant's Formula Contribution is 8% of his or her compensation for the year. The employer contribution for a year is allocated among Participants employed on the last day of the year in proportion to their relative Formula Contributions for the year. Subject to limitations imposed by the Internal Revenue Code, a participant may, in addition to receiving a share of the employer contribution, have a whole percentage (ranging from 1% to 13%) of his or her compensation withheld from pay and contributed to the Profit Sharing Plan. Beginning in 1990, subject to applicable Internal Revenue Code requirements, employees may make "rollover" contributions to the Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

     A participant's interest in amounts withheld from his or her pay and contributed to the Profit Sharing Plan, in rollover contributions and in the earnings on those amounts are fully vested at all times. A participant's interest in employer contributions made on his or her behalf and the earnings on those contributions become 20% vested after three years of service and an additional 20% vests during each of the next four years. A participating employee's interest in employer contributions made on his or her behalf and the earnings on those contributions will also become fully vested when the employee reaches age 65, dies, or becomes totally disabled.

     All contributions to the Profit Sharing Plan are paid in cash to an Indianapolis bank, as trustee, and are invested by the trustee until distributed to participants or their beneficiaries. Beginning July 1, 1991, Profit Sharing Plan participants are permitted to direct the trustee as to the investment of their accounts by choosing among several different investment funds that are offered under the Profit Sharing Plan, including one fund consisting of Common Stock of the Company. Participants may elect to invest in one fund or a combination of the available funds according to their own investment goals. If a participant does not make an investment election, his or her Profit Sharing Plan accounts will be invested in a fund designated by the Company.

     Except in certain cases of financial hardship, a participant (or his or her beneficiary) receives distributions from the Profit Sharing Plan only at death, retirement, or termination of employment. At that time, the value of a participant's interest in the Profit Sharing Plan is distributed to him or her.

     Effective January 1, 1994, the Company adopted a new plan document, the terms and conditions of which are essentially the same as the prior plan document, except in the following respects: (a) the Company's contribution is discretionary instead of mandatory; (b) participants' forfeitures are used to reduce the Company's contribution instead of being allocated pro rata among the remaining participants; and (c) the type and number of investment alternatives available for participants. Generally, the new plan is considered an improvement in terms of administration, costs and participant access.

  Nonqualified Deferred Compensation Arrangement

     On December 31, 1990, the Company entered into a deferred compensation agreement with William E. Bindley providing for the payment to Mr. Bindley of deferred compensation to be payable following his termination of employment with the Company. The arrangement was established to compensate
  Mr. Bindley for the effect of a new Internal Revenue Code limitation, which became effective in 1989, on the contributions made on Mr. Bindley's behalf to the Company's Profit Sharing Plan.

     Prior to 1994, Internal Revenue Code paragraph 401(a)(17) limits to $200,000 (as indexed for changes in the cost of living) the amount of an employee's compensation that can be taken into account in determining contributions or benefits under a qualified pension or profit sharing plan. Under the deferred compensation agreement, the Company has agreed to contribute to a trust account established in Mr. Bindley's behalf, for each calendar year from 1989 until Mr. Bindley's termination of employment, an amount equal to the difference between (1) the actual Company contribution allocated to Mr. Bindley's account in the Company's Profit Sharing Plan for that year, and (2) the Company's contribution that would have been made to Mr. Bindley's Profit Sharing Plan account for that year, but for the limitation of Internal Revenue Code paragraph 401(a)(17). The Company's contributions to the trust account, along with investment earnings and losses, are payable to Mr. Bindley in five annual installments beginning on the first day of the month following his termination of employment. In the event of Mr. Bindley's death, payments are to be made to his designated beneficiary.

     The Company's contributions under the deferred compensation agreement are deposited in a trust, entitled the Bindley Western Industries, Inc. Employee Benefit Trust (the "Trust"), with one of the Company's banks, which serves as trustee of the Trust. The Trust is what is commonly referred to as a "rabbi trust" arrangement, pursuant to which the assets of the Trust are subject to the claims of the Company's general creditors in the event of the Company's insolvency. The trust assets are invested by the trustee in accordance with written investment guidelines submitted to the trustee from time to time by the Company.

  Split Dollar Life Insurance

     The Company and a family trust created by William E. Bindley established in December 1992 a split-dollar life insurance arrangement on the life of Mr. Bindley. The life insurance policy provides coverage in the amount of $7 million. The trust pays premiums on the policy as if it were a one year term life policy. The Company pays the excess premiums. In addition, the Company pays to Mr. Bindley an annual bonus in an amount sufficient to cover the premiums paid by the trust and the tax liability on the bonus.

     In the event of Mr. Bindley's death, the Company would receive proceeds of the policy sufficient to reimburse it for all premiums paid by it. The balance of the proceeds would be paid to the trust established by Mr. Bindley and used to purchase Common Stock of the Company from Mr. Bindley's estate. The first year's premium on the policy was $404,350, of which $390, 910 was paid by the Company on January 25, 1993. The second year's premium of $404,350 was paid by the Company on or about December 16, 1993.

     The Company also purchased a $13 million term life insurance policy on the life of Mr. Bindley in June 1993. The Company is both the owner and beneficiary of the policy. The first year's premium on the policy of $27,610 was paid by the Company on or about June 4, 1993.

  Termination Benefits Agreements

     Effective December 31, 1992, the Company entered into a Termination Benefits Agreement with each of William E. Bindley, Thomas J. Salentine, Michael D. McCormick, George E. Maloof and Keith W. Burks (the "Named Executive Officers"). The purpose of the agreements is to encourage them to remain with the Company by assuring them of certain benefits in the event of a "Change in Control" of the Company. Effective February 28, 1994, Mr. Maloof retired and is no longer subject to a Termination Benefits Agreement.

     The Termination Benefits Agreements provide for payments to the Named Executive Officers upon the occurrence of certain events. Each Termination Benefits agreement has a term of three years and is automatically extended annually for an additional one-year period unless notice is given by the Company or the Named Executive Officer. The Termination Benefits Agreements are designed to protect the Named Executive Officer against termination of his employment following a "Change in Control" of the Company. For purposes of the Termination Benefits Agreement, "Change in Control" is broadly defined to include, among other things, the acquisition by a person or group of persons of twenty-five percent (25%) or more of the combined voting power of the stock of the Company, the replacement of a majority of the current Board of Directors, the approval by the shareholders of the Company of a reorganization, merger or consolidation or the approval by shareholders of a liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

     Following a "Change in Control," the Named Executive Officer is entitled to the benefits provided by the Termination Benefits Agreement in the event his employment is terminated for any reason other than his death, his disability, his normal retirement or is terminated by the Company for cause.

     In addition, the Named Executive Officer is entitled to the benefits of the Termination Benefits Agreement if after a "Change in Control," the Named Executive Officer terminates his employment with the Company in response to certain actions by the Company which include, among other things, a substantial reduction in the duties or responsibilities of the Named Executive Officer, a reduction in the level of salary payable to the Named Executive Officer, the failure by the Company to continue to provide the Named Executive Officer with benefits substantially similar to those previously provided to the Named Executive Officer, the required relocation of the Named Executive Officer, or the breach by the Company of any of the provisions of the Termination Benefits Agreement.

     Upon termination of employment, a Named Executive Officer who is entitled to the benefits payable under the Termination Benefits Agreement shall receive within thirty (30) days following the termination all earned but unpaid salary, bonus and incentive payments through the date of his termination. In addition, the Named Executive Officer shall be entitled to a lump-sum payment of an amount equal to 2.9 times the Named Executive Officer's average annual compensation paid by the Company to the Named Executive Officer for the past five years.

  Stock Options

     On June 27, 1983, the Company's Board of Directors and the then sole shareholder approved two stock option plans, a nonqualified stock option plan (the "Nonqualified Plan") and an incentive stock option plan (the "ISO Plan"). The Nonqualified Plan and the ISO Plan reserve 200,000 and 300,000 shares, respectively,  of  Common  Stock  (subject  to  adjustment  for subsequent stock splits, stock dividends and certain other changes in the Common Stock) for issuance pursuant to the exercise of options granted by the Board of Directors. The Plans are administered by the Board of Directors. At the 1987 annual meeting of shareholders, the shareholders of the Company approved the 1987 Stock Option and Incentive Plan (described below) and, as a result, no further awards will be made under the ISO Plan or the Nonqualified Plan.

     On March 21, 1987, the Board of Directors adopted, subject to shareholder approval, the 1987 Stock Option and Incentive Plan (the "1987 Plan"). The shareholders approved the 1987 Plan at the 1987 annual meeting of shareholders and amended it at the 1989, 1990 and 1991 annual meetings of shareholders to increase the number of shares available thereunder. The 1987 Plan reserves for issuance 2,000,000 shares of Common Stock pursuant to incentive awards granted by the Stock Option Committee of the Board of Directors (the "Option Committee") which administers the 1987 Plan. The 1987 Plan provides for the grant to officers and other key employees of the Company or its subsidiaries of incentive awards in the form of stock options or restricted stock. Stock options granted under the 1987 Plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

     On May 20, 1993, the Company's shareholders approved the 1993 Stock Option and Incentive Plan authorizing 1,000,000 shares of the Company's Common Stock for sale or award to officers and key employees (including any such officer or employee who holds at least 10% of the Company's outstanding Common Stock) as stock options or restricted stock. No further awards will be made from the shares of Common Stock that remained available for grants under prior stock option plans.

     The Company's Board  of Directors has proposed to  amend the
  Company's  stock  option plans.    For  a description  of  such
  proposed  amendments,  see  "Approval   of  Amendments  to  the
  Company's Stock Option Plans."

                         Option Grants in Last Fiscal Year

                                 Individual Grants

                       % of Total
                Number                       Options
                of Shares  Granted to                                      Grant
                Subject    Employees                                       Date
                to Options   in                     Exercise
  Present
  Name               Granted    Fiscal Year   Price
  Expiration Date   Value
  William E. Bindley        7,900 (2)       1.2%  $12.65          December 9, 1998
  $ 24,575 (3)
                          140,100 (4)      21.0%  $11.50          December 9, 2003
  $759,314 (5)

  Thomas J. Salentine      60,000 (6)       9.0%  $11.50          December 9, 2003
  $325,188 (5)

  Michael D.
  McCormick                60,000 (6)       9.0%  $11.50          December 9, 2003
  $325,188 (5)

  Keith W. Burks           60,000 (6)       9.0%  $11.50          December 9, 2003


                                         -16-






  $325,188 (5)

  George E. Maloof         0          ---    ---         ---           ---

  (1) The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock exceeds the exercise price on the date of exercise.

  (2) Incentive stock  options granted at 110% of the fair market
      value of the  stock on the date of grant.   The options are
      exercisable on or after December 10, 1994.

  (3) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.18%, an option term of five years, a dividend yield of .70%, a stock volatility of .2587% and no adjustments for nontransferability or risk of forfeiture.

  (4) Nonqualified  stock options  granted  at 100%  of  the fair
      market  value of  the  stock on  the date  of  grant.   The
      options are exercisable at the rate of 25% per year, beginning on December 10, 1994.

  (5) The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 5.99%, an option term of ten years, a dividend yield of .70%, a stock volatility of .2587% and no adjustments for nontransferability or risk of forfeiture.
  (6) Consists of 8,000 shares of incentive stock options and 52,000 shares of nonqualified stock options, both granted at 100% of fair market value on the date of grant. The incentive stock options are exercisable on or after December 10, 1994 and the nonqualified stock options are exercisable at the rate of 25% per year, beginning December 10, 1994.


               Aggregated Option Exercises in Last Fiscal Year
                      and Fiscal Year-End Option Values


                                       Number of      Value of Unexer-
                                       Unexercised    cised In-The
                                       Options at     Money Options
                                       Year-End       at Year-End
                                                      (2)
                          Shares
  Name                         Acquired        Value
                          on   Realized        Exer-  Unexer-       Exer-
     Unexer-
                          Exercise     (1)     cisable       cisable
  cisable                 cisable

  William E. Bindley      ___     ___    ___   148,000          ___
  $52,538

  Thomas J. Salentine     ___     ___  209,000         60,000
  $464,496                $22,500

  Michael D. McCormick    ___     ___  169,500         60,000
  $238,666                $22,500

  Keith W. Burks          ___     ___  124,500         60,000       $
  96,680                  $22,500

  George E. Maloof        ___     ___  112,000           ___ $189,521
  ___

  (1) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

  (2) The closing price for the Company's Common Stock as reported by the NASDAQ National Market System on December 31, 1993 was $11.875. Value is calculated on the basis of the difference between the common stock option exercise price and $11.875 multiplied by the number of "In-the-Money" shares of Common Stock underlying the option.



  Certain Transactions

      The Company leases its Indianapolis facility from a limited partnership, the general partner of which is W.E. Bindley. The lease has a remaining term of four years and three months and provides for a minimum rent payment of $111,000 per year. The Company believes that the terms of the lease are at least as favorable as could be obtained from an unrelated third party.

  Compensation  and Stock Option Committee Interlocks and Insider
  Participation

      On March 18, 1993, the Board of Directors established the Compensation and Stock Option Committee (the "Committee") to approve compensation and stock option grants for the Company's executive officers. The Committee members are Robert L. Koch,
  J. Timothy McGinley, James K. Risk, and K. Clay Smith. None of the Committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company. As used throughout this report, the term "executive officers" refers to William E. Bindley, CEO,
  Chairman, and President; Keith W. Burks, Executive Vice President; George E. Maloof, Sr. Vice President; Michael D. McCormick, Executive Vice President and General Counsel; and Thomas J. Salentine, Executive Vice President and Chief Financial Officer.

  Committee Report On Executive Compensation

      Prior to October 23, 1992, the Company's Board of Directors oversaw executive compensation and stock option grants for the Company's executive officers. The Company's established practice with respect thereto has been to (a) conduct annual merit reviews in May of each year, to become effective June 1,
  (b) grant stock options on the second Friday of each December, and (c) approve annual bonuses payable, in whole or part, during December or the following January or March. Because the Committee was not established until March 18, 1993, however, its role in 1993 was limited to approving the CEO's June 1 increase in base compensation and the December 1993 stock option grants and annual bonuses for all the executive officers. The Committee will apply the criteria discussed below to the annual merit reviews for all the executive officers to become effective June 1, 1994.

  Executive Compensation Policy

      The Company's overall compensation policy is designed to:

     1. Be competitive so that the Company can attract, reward, and retain the quality talent that is essential to its continued success.

     2. Motivate key employees through the use of incentive compensation programs, including annual bonuses and stock option grants.

     3. Treat all employees fairly and, at the same time, be cost effective.

     4.   Foster  teamwork   within  the  Company  so   that  all
  employees share in the rewards and risks of the Company.

     5. Offer executive officers the opportunity to achieve significant levels of ownership in the Company's stock so that their interest will be aligned with those of its shareholders.

     6. Assure that all compensation will continue to be tax deductible.

  Cash Based Compensation

     Base Compensation. In making compensation decisions, the Committee's subjective review process primarily includes:
  (a) an analysis of executive compensation levels within the pharmaceutical distribution industry at other publicly-traded companies of comparable size and stature by reviewing proxy statements and national compensation surveys and reports;
  (b) individual efforts and accomplishments within the Company, the distribution industry, and the community; (c) management experience and development; (d) team building skills consistent with the Company's best interests; and (e) base compensation paid to other executive officers within the Company.

     The Committee's decision with respect to 1994 base compensation will be made after the annual merit review in May 1994 primarily based on its evaluation of the above criteria and corresponding input from the CEO with respect to the other executive officers. Increases in base compensation, if any, will become effective on June 1, 1994. For the past three years, such annual increases have averaged 9.5%. Certain executive officers have received greater base compensation increases corresponding to promotions and/or expanded responsibilities.

     Annual Bonus. A portion of the cash compensation of the executive officers (and most other salaried employees) consists of annual bonus payments under the Company's informal bonus pool. The bonus pool is approved annually by the Committee and the Board of Directors. For the past three years, the bonus pool has averaged $832,247. Allocation of the bonus pool to the executive officers (other than the CEO) is based on recommendations made by the Committee with input from the CEO. Allocation of the bonus pool to non-executive officers is generally based on recommendations made by the heads of the Company's divisions or departments.

     For the past three years, the annual bonus amount for the executive officers ranged from 26% to 133% of base compensation and averaged 62% of base compensation. Because of the current national debate concerning health care reform, and its resultant uncertainties in the pharmaceutical distribution industry, the Committee deemed it prudent to generally limit the 1993 annual bonuses paid to the executive officers to amounts that were (a) within the ranges expressed above and
  (b) no greater than those amounts paid in 1992. Mr. Burks' annual bonus was $10,000 greater because of his 1993 promotion to Executive Vice President and becoming a member of the Board. Mr. Maloof was paid no annual bonus due to his July 1993 decision to retire in early 1994.

     For the 1994 annual bonuses for the executive officers, equal consideration will be given to the Company's overall performance and an individual's performance for the specific areas of the Company under his direct control. This 50-50 balance supports the accomplishments of overall objectives and rewards individual contributions by the executive officers.

     The Company's performance will be primarily measured by attainment of the financial goals established by the Company in 1988: (a) a 15% annual increase in sales; (b) a 15% annual increase in FIFO gross margin dollars; and (c) a 15% annual increase in operating cash flow. The Committee deems such financial goals to be valid measures of performance within the pharmaceutical distribution industry and consistent with the
  Company's best interests. Individual performance will be measured primarily by assessing the criteria previously set forth in the discussion with respect to base compensation.

     The 1994 annual bonus amounts for the executive officers (other than the CEO) are scheduled to be in the range of 75% to 150% of base compensation. The actual amounts will be determined by the Committee in December. Fifty percent of the annual bonus amount will be based on the attainment of the Company's financial goals as of the September 30, 1994 financial results. Up to 15%, 15% and 20% of this first 50% will be based on the Company's achievement of its sales, FIFO gross margin, and operating cash flow goals, respectively. Discretionary adjustments by the Committee are possible should unforeseen or uncontrollable events occur during the course of the year. The remaining 50% of the annual bonus amount will be based on the subjective criteria for individual performance previously set forth in the discussion with respect to base compensation.

     The Committee's intent is to make the executive officers total cash compensation package (base compensation plus annual bonus) competitive with other publicly-traded companies of comparable size and stature within the pharmaceutical distribution industry. Based on its analysis of total cash compensation for similar executive officers within the pharmaceutical distribution industry, the Committee has determined the Company's cash compensation for its executive officers to be competitive with respect to the Company's relative position within the industry.

  Equity Based Compensation

     The Committee believes that equity compensation, in the form of stock options, is an important element of performance based compensation of executive officers. By granting stock options, the Committee will continue the Company's long-standing practice of increasing management's equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive for key employees to remain with the
  Company for the long term because the options are not immediately exercisable and, if not exercised, are forfeited if the employee leaves the Company before retirement.

     Consistent with the above philosophy, the Committee, based on input from the CEO, approved the granting of stock options to approximately 120 key employees on December 10, 1993. For the executive officers (other than the CEO) the Committee considered: (a) the CEO's input; (b) the Company's long-standing practices with respect to stock option grants; (c) the objective criteria for evaluating the Company's performance previously set forth in the discussion with respect to cash compensation; (d) subjective criteria with respect to individual performance, including individual efforts and accomplishments, experience, and team building skills; and
  (e) the number of stock option grants to other executive officers within the Company. Other than the CEO, no executive officer was granted more stock options in 1993 than in 1992. Mr. Maloof was granted no stock options due to his July 1993 decision to retire in early 1994.

  Compensation  of William E. Bindley,  Chairman, Chief Executive
  Officer, and President

     Mr. Bindley's cash compensation is based on the same factors as the other executive officers. Therefore, it is based in part on the Company's performance, as measured by increases in sales, FIFO gross margin and operating cash flow. Mr. Bindley's cash compensation, as represented in the Summary Compensation Table on page 6, is 5.8% greater in 1993 than 1992. Consistent with the Company's long-standing practice, Mr. Bindley's 1993 annual bonus, when adjusted for income attributable to the premiums and taxes on the split dollar life insurance policy described on page 9, was in an amount generally equal to that of the next most highly compensated executive officer. The Committee's decision to increase

  Mr. Bindley's cash compensation was based on the subjective and objective criteria previously set forth in the discussion with respect to cash compensation, including Mr. Bindley's leadership and vision in completing the acquisition of Charise Charles during January-February 1993.

     On May 20, 1993, the Company's shareholders approved the 1993 Stock Option and Incentive Plan. As a result, Mr. Bindley also participated in the equity based compensation program for the first time in the Company's history. By employing the subjective and objective criteria previously set forth in the discussion with respect to cash and equity based compensation, the Committee granted Mr. Bindley the stock options shown in the Option Grants In Last Fiscal Year table on page 12.

     It is the Committee's view that Mr. Bindley's total compensation package for 1993 was based on an appropriate balance of (a) individual performance, (b) Company performance, and (c) other CEO compensation packages within the pharmaceutical distribution industry. Further, because the Committee believes that the competition for executive officer talent specifically comes from other companies in the pharmaceutical distribution industry, it is important to point out that the companies used for evaluation of competitive compensation are not, in all cases, the same as those companies comprising the peer group graph on page 17.

  Employment and Severance Agreements

     Mr. Maloof was paid his regular cash compensation for the seven-month period preceding his retirement on February 28, 1994. He was not paid a cash bonus or granted stock options in December 1993. Effective March 1, 1994, Mr. Maloof will be a sales and marketing consultant to the Company for one year. His annual fee will approximate one month's salary and benefits costs prior to his retirement. The Committee wishes to thank Mr. Maloof for his longstanding, dedicated service to the Company.

  Compensation and Stock Option Committee

          Robert L. Koch
          J. Timothy McGinley
          James K. Risk
          K. Clay Smith

  Performance Graph

     The  performance   graph  set   forth  below   compares  the
  cumulative  total shareholder  return  on the  Company's Common
  Stock with the  NASDAQ Market  Index and the  NASDAQ Index  for
  Non-Financial Stocks for the years 1988 through 1993.


  Comparison of Five-Year Cumulative Total Return
  Among The Company, NASDAQ Market Index and NASDAQ
  Index for Non-Financial Stocks

             NASDAQ          NASDAQ
          Stock Market   Non-Financial     Bindley
  Year        (US)           Stocks        Western
  1988         100.00         100.00         100.00
  1989         121.24         125.10         147.37
  1990         102.96         110.13         174.11
  1991         165.21         177.93         241.61
  1992         192.21         154.08         179.90
  1993         219.41         222.48         169.75



     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

  APPROVAL OF AMENDMENTS TO THE COMPANY'S STOCK OPTION PLANS

     On December 10, 1993 and March 22, 1994, the Board of Directors of the Company adopted amendments to the Company's Incentive Stock Option Plan (the "ISO Plan"), the Nonqualified Stock Option Plan (the "Nonqualified Plan"), the 1987 Stock Option and Incentive Plan (the "1987 Plan") and the 1993 Stock Option and Incentive Plan (the "1993 Plan") (collectively, the ISO Plan, the Nonqualified Plan, the 1987 Plan and the 1993 Plan are referred to as the "Plans"), and directed that the amendments to the Plans be submitted to the shareholders of the Company for consideration and approval at the 1994 annual meeting. The purpose of the Plans is and has been to promote the long-term interests of the Company and its shareholders by providing a means of attracting and retaining officers and key employees of the Company. The Company believes that employees who own shares of the Company's Common Stock will have a closer identification with the Company and greater motivation to work for the Company's success by reason of their ability as
  shareholders  to  participate  in   the  Company's  growth  and
  earnings.

     The proposed amendments to the Plans, if adopted, would permit the Company's Compensation and Stock Option Committee of the Board of Directors (the "Committee") to allow participants under the Plans, including the holders of outstanding options, to exercise an option during its term following cessation of employment by reason of death, disability or retirement. Presently such right to exercise terminates three months after cessation of employment. The amendment to the Plans would also permit the Committee, in its sole discretion, to change the exercise and termination terms of options granted if such changes are otherwise consistent with applicable federal and state laws.

     In addition, the 1993 Plan would be amended to (i) increase from 1,000,000 to 1,500,000 the number of shares available for issuance pursuant to awards made under the 1993 Plan; (ii) limit to 100,000 shares the number of shares that any one participant may receive under the 1993 Plan during any calendar year; and (iii) provide that the Board of Directors may amend the 1993 Plan in any respect without shareholder approval, unless such approval is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or Section 422 of the Internal Revenue Code of 1986.

     While options remain outstanding under each of the ISO Plan, the Nonqualified Plan and the 1987 Plan, new awards can only be made under the 1993 Plan. Options to purchase 25,600 shares remain outstanding under the ISO Plan, 26,054 shares under the Nonqualified Plan, 2,900 shares under the 1987 Plan and 333,000 shares under the 1993 Plan. The 1993 Plan was approved by the Company's shareholders at the 1993 annual meeting. The following is a summary of the principal features of the Plans. Because no new awards may be made under any of the Plans, other than the 1993 Plan, the following summary as it relates to operative aspects of the Plans, is limited to a description of the 1993 Plan.

  Eligible Persons

     Recipients of incentive awards under the Plans must be or have been at the time of grant, officers or key employees (as determined by the Committee). The Company presently has approximately 120 officers and employees who fall within the category of key employees and may be considered for incentive awards under the 1993 Plan. No awards may be granted to directors who are not also employees of the Company or one of its subsidiaries.

  Stock Subject to the 1993 Plan

     If the amendments to the Plans are approved by the shareholders, the number of shares subject to the 1993 Plan would be increased from 1,000,000 to 1,500,000. The number of shares subject to the 1993 Plan is subject to antidilution adjustments.

     The number of shares covered by an award under the 1993 Plan reduces the number of shares available for future awards under the 1993 Plan; however, any shares of restricted stock that ultimately are forfeited (so long as any cash dividends paid on such shares are also forfeited) to the Company by the grantee will become available for further incentive awards under the 1993 Plan. Similarly, if any stock option granted under the 1993 Plan expires, terminates, or is surrendered or cancelled without having been exercised in full, the number of shares then subject thereto is added back to the number of remaining available shares under the 1993 Plan. No new awards may be made under the ISO Plan, the Nonqualified Plan or the 1987 Plan.

     The closing sale price of the Company's Common Stock on April 8, 1994, as quoted on the NASDAQ National Market System and reported in The Wall Street Journal, was $12.125 per share.

  Administration of the Plan

     The Plans are administered by the Committee which is presently composed of four directors who are not eligible to participate in the Plans. Subject to the terms of the Plans, the Committee has sole authority to determine and designate those officers and key employees who are to be granted incentive awards under the 1993 Plan and the nature and terms of the incentive awards to be granted, including the number of shares to be subject to such awards.

  Grant of Stock Options

     With respect to the grant of stock options under the 1993 Plan that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 (the "Code"), the option price is 100% (or 110% in the case of any holder of 10% or more of the voting power of the Company) of the fair market value of the Company's Common Stock on the date of the grant of the stock option. The aggregate fair market value (determined on the date of grant) of the shares of stock subject to "incentive stock options" that become exercisable for the first time by a grantee in any calendar year may not exceed $100,000.

     The Committee establishes the exercise price of nonqualified stock options at the time the options are granted.

     The exercise price of, and the number of shares subject to, an option are adjusted by the Committee in the event of stock splits, stock dividends, recapitalizations and certain other events involving a change in the Company's capital.

     The 1993 Plan provides that the Committee may, as a condition of granting any stock option, require the grantee to surrender for cancellation one or more stock options previously granted under the Plans. This authority would enable the Committee to substitute options at a lower price in periods when the market price of the Common Stock declines.

  Exercise of Stock Options

     No incentive stock option granted under the Plans may be exercised more than ten years or five years in the case of any holder of 10% or more of the voting power of the Company (or such shorter period as the Committee may determine) from the date it is granted. Nonqualified stock options may be exercised during such period as the Committee determines at the time of grant.

     If a  grantee's employment with the Company  or a subsidiary is terminated for cause  or voluntarily by the grantee  for any
  reason   other  than  death,  disability  or  retirement,  such
  grantee's options expire at the date of termination.

     Stock options granted under the Plans become exercisable in one or more installments in the manner and at the time or times specified by the Committee at the time of grant.

  Restricted Stock

     Incentive awards may be made in the form of restricted stock, in which case the participant would be granted shares of the Company's Common Stock, which shares would be subject to such forfeiture provisions and transfer restrictions as the Committee determined at the time of grant. Pending the lapse of such forfeiture provisions and transfer restrictions, certificates representing restricted stock would be held by the Company, but the grantee generally would have all of the rights of a stockholder, including the right to vote the shares and the right to receive all dividends thereon.

     While restricted stock would be subject to forfeiture provisions and transfer restrictions for a period or periods of time, the 1993 Plan does not set forth any minimum or maximum duration for such provisions and restrictions. It is expected that the terms of restricted stock awards ordinarily will provide that the restricted stock will be forfeited to the Company if the grantee ceases to be employed by the Company prior to the lapse of the forfeiture provisions and transfer restrictions, subject to exceptions for death, disability or retirement while employed by the Company. It is also expected that a specified percentage of the restricted stock will become free of the forfeiture provisions and transfer restrictions on each anniversary of the date of grant of the restricted stock award.

     As of the date of this proxy statement the Company has not made any awards of restricted stock.

  Payment for Shares; Loans by the Company

     The Committee may permit payment of the exercise price of stock options to be made in cash, by the surrender of Common Stock valued at its then fair market value, or by such other means (including a combination of stock so valued and cash) as it deems appropriate.

     The Plans empower the Company to make loans to grantees in connection with the exercise of stock options or the ownership of restricted stock, up to the following amounts:

     (1) With respect to the exercise of stock options, the sum of the exercise price and the amount of income taxes reasonably estimated to be payable by the grantee in connection with such exercise; or

     (2) With respect to restricted stock, the amount of income taxes reasonably estimated to be payable by the grantee in connection with the ownership of the restricted stock.

     Loans made under the terms of the Plans bear interest at such rates as may be established by the Committee. No loan may have an initial term exceeding three years, but the loan may be renewed at the discretion of the Committee. With the consent of the Committee, loans may be repaid in shares of common stock at their then fair market value. Loans may, but are not required to be, secured by shares of Common Stock.

  Miscellaneous Provisions

     The Committee  may  accelerate  the period  of  exercise  or
  vesting   of  any   incentive  award,   either  absolutely   or
  contingently, for such reasons as the Committee may deem appropriate.

     In general, if the employment of a recipient of restricted stock is involuntarily terminated within 18 months following a change in control of the Company, the forfeiture provisions and transfer restrictions applicable to such stock lapse. In addition, in the event of a tender offer or exchange offer for the Common Stock or upon the occurrence of certain other events, all options granted under the Plans shall become exercisable in full, unless otherwise provided by the Committee.

  Amendment of the Plans

     The Board, or the Committee with the approval of the Board, may at any time terminate or amend the Plans. However, no such amendment to the ISO Plan, the Nonqualified Plan or 1987 Plan shall, without the approval of the shareholders of the Company, materially increase the number of shares that may be subject to incentive awards under the Plans, materially increase the benefits accruing to participants under the Plans, or materially modify the eligibility requirements for participation in the Plans. No amendments to the 1993 Plan will require shareholder approval unless such approval is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or Section 422 of the Internal Revenue Code of 1986.

  Federal Income Tax Consequences

     The statements below are based upon those laws that are in force on the date of this Proxy Statement and are subject to any subsequent changes therein. The following discussion applies only to acquisitions or dispositions of shares occurring during the lifetime of the optionees. The consequences may differ in the event of an acquisition or disposition of shares following the death of an optionee. The Company and its employees may also be subject to other federal, state and local taxes.

  Taxation of Capital Gains

     Under the Code, net capital gains are generally subject to taxation at rates up to 28%, while ordinary income is subject to taxation at rates up to 39.6%. Net capital gains are the excess of net long-term capital gain over net short-term capital loss.

     The classification of income as ordinary compensation income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

  Nonqualified Stock Options

     The holder of a non-qualified stock option does not recognize taxable income upon the grant of the option, nor is the Company entitled, for income tax purposes, to a deduction. The optionee recognizes ordinary income on the later of (a) six months after the date that the option is granted, or (b) the date the option is exercised, in an amount equal to the excess of the fair market value of the shares on the date the income is recognized over the option price of such shares. An optionee who exercises an option within six months of the date of its grant may elect to recognize income on the date the option is exercised by filing a proper election pursuant to
  Section 83(b) of the Code within 30 days after the date of such exercise. Such income is ordinary compensation income subject to withholding and, if the Company complies with the applicable withholding requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the compensation taxable to the optionee as ordinary income. Such deduction is available in the year in which the income is taxable to the optionee.

     Upon the optionee's sale of option shares, if the selling price exceeds the fair market value of the option shares on the date of exercise, the excess is taxable to the optionee as capital gain income (long- or short-term, depending on whether the optionee has then held the option shares for more than one year) and no deduction is allowed to the Company with respect to such excess. Should the selling price of the option shares be less than their fair market value on the date of exercise, the difference istreated as a capitalloss to theoptionee (long-
   or short-term, depending on whether the optionee has then held the option shares for more than one year).

  Incentive Stock Options

     The holder of an incentive stock option does not recognize taxable income upon the grant or exercise of the option, nor is the Company entitled, for income tax purposes, to a deduction in respect of such grant or exercise.

     The income tax treatment of any gain or loss realized upon an optionee's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant, then (i) if the selling price exceeds the option price, the excess is taxable to the optionee as long-term capital gain, and (ii) if the selling price is less than the option price, the difference is treated as a long-term capital loss. In neither event is any deduction allowed to the Company.

     If  a  disposition of  option  shares  occurs  prior to  the elapsing of the two time periods referred to above (a "disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the option was exercised, the excess of such fair market value over the option price is taxable to the optionee as ordinary income, and the excess of the selling price over such fair market valueis taxabletothe optioneeas capitalgain income(long-
   or short-term, depending on whether the optionee has held the option shares for more than one year), (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the option was exercised, the excess of the selling price over the option price is taxable to the optionee as ordinary income, and (iii) if the selling price is less than the option price, the difference is treated as a capital loss to the optionee (long- or short-term, depending on whether the optionee has then held the option shares for more than one year). If, however, the disposition is a sale to a related party (as defined in Section 267(b) of the Code to include, for example, a member of the optionee's family or a corporation majority-owned by the optionee) or a gift, then the excess of the fair market value of the option shares on the date the option was exercised (or, if applicable, the date the substantial risk of forfeiture lapses) over the option price is taxable to the optionee as ordinary income. The Company is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the optionee as ordinary income.

     For the reasons set forth below, an optionee may in certain circumstances be subject to an alternative minimum tax.

  Alternative Minimum Tax

     An optionee may in certain circumstances be subject to an alternative minimum tax. An optionee's alternative minimum tax liability for a tax year is equal to the excess, if any, of (i) 26-28% of the optionee's alternative minimum taxable income for such tax year in excess of an exemption amount over (ii) the optionee's regular income tax liability for such tax year. In general, alternative minimum taxable income for a tax year means the optionee's taxable income (without regard to any net operating loss deduction), computed with certain adjustments and increased by the amount of the optionee's tax preference items, if any. Up to 90% of the optionee's alternative minimum taxable income may be offset by the optionee's alternative minimum tax net operating loss, if any.

     The amount of alternative minimum tax paid by an optionee in taxable years beginning after 1986 which is attributable to timing preferences and adjustments will be available as a credit against the optionee's regular income tax liability (but not against alternative minimum tax liability) in future years. This credit cannot reduce the regular tax below the alternative minimum tax in any year.

     The amount by which the fair market value of Common Stock (determined as of the date that the rights in the stock become freely transferable or are not subject to a substantial risk of forfeiture) received through the exercise of an incentive stock option exceeds the option price is an item of tax preference and is considered a timing preference for purposes of the credit for alternative minimum tax paid in prior years. The amount of such preference will be added to the basis of the stock received for purposes of computing the optionee's alternative minimum taxable income in the future.

  Restricted Stock

     The grantee of a restricted stock award generally would not recognize gain at the time such restricted stock award was made. Such grantee would recognize ordinary income at such time as the transfer and forfeiture restrictions applicable to such stock lapse, in an amount equal to the aggregate fair market value, as of the date such restrictions lapsed, of the shares as to which the restrictions lapsed. If the Company complies with applicable withholding requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income taxable to the grantee. Such deduction is available in the year in which the income is taxable to the grantee. Upon disposition of such shares, any amount received in excess of the fair market value of the shares on the date such restrictions lapsed would be treated as long-term or short-term capital gain, depending upon the grantee's holding period following such lapse. Under the terms of the Plan, grantees are not permitted to make the election described above under Section 83(b) of the Code to recognize gain at the time restricted stock is granted, and, accordingly, the alternative tax treatment described above in the case of stock option shares subject to restrictions would not be available to grantees of restricted stock. The full amounts of any dividends or other distributions of property (except any distribution of Common Stock of the Company) with respect to restricted stock prior to lapse of the transfer and forfeiture restrictions related thereto would constitute ordinary income to the grantee and the Company would be entitled to a deduction at the same time and in the same amount.

     The Board of Directors recommends a vote FOR the proposed amendments.

                      APPOINTMENT OF AUDITORS

     The appointment of Price Waterhouse as auditors for the Company during 1994 will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of Price Waterhouse is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the audit committee of the Board of Directors.

     The Board of Directors recommends a vote FOR the appointment of Price Waterhouse.

                 PRINCIPAL OWNERS OF COMMON STOCK

     The following table sets forth the number of shares of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock of the Company and by all directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

    Name and Address of                Number of Shares  Percent
       Individual or                     Beneficially       of
     Identity of Group                      Owned         Class
  William E. Bindley                         3,055,676     28.4%
  4212 West 71st Street
  Indianapolis, Indiana  46268

  Invista Capital Management, Inc.             874,972 (1)  8.1%
  699 Walnut
  1500 Hub Tower
  Des Moines, Iowa  50309

  Principal Mutual Life Insurance Company      874,972 (2)  8.1%
  711 High Street
  Des Moines, Iowa  50392

  All directors and executive
  officers as a group (13 persons)           3,821,794 (3) 33.4%
  [FN]
  __________
  (1) The shareholder is a registered investment advisor and shares voting and dispositive power with respect to all such shares.

  (2) Includes  874,972  shares  beneficially  owned  by  Invista
      Capital   Management,   Inc.,   an  indirect   wholly-owned
      subsidiary of the reporting person.

  (3) Includes presently exercisable options to acquire 680,00 shares. For additional information regarding the nature of the beneficial ownership of shares held by certain Directors, see "Election of Directors--Nominees" above.

           SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

      The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1995 Annual Meeting of Common Shareholders is December 14,
  1994.